Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 2 TO EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of January 1, 2008 by and between ImaRx Therapeutics, Inc., a Delaware corporation (the “Company”), and Bradford A. Zakes (“Executive”) and replaces the Amended Executive Employment Agreement between the parties dated February 1, 2007 and its predecessor dated August 22, 2005 (together, the “Original Agreement”).
     WITNESSETH:
     WHEREAS, the Company desires to retain the services of Executive, and Executive desires to be employed by the Company, on the terms and conditions of this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:
     1. Employment. The Company agrees to employ Executive as President and Chief Executive Officer and Executive accepts such employment and agrees to perform full-time employment services for the Company, subject to Section 3.2 of this Agreement and the Certificate of Incorporation and Bylaws of the Company, as presently in effect and as amended from time to time (the “Organizational Documents”), and the resolutions of the Board of Directors of the Company (the “Board”), for the period and upon the other terms and conditions set forth in this Agreement.
     2. Term. The term of Executive’s employment hereunder (the “Term”) commenced upon the Executive’s initial employment start date under the Original Agreement and shall continue until this Agreement is terminated as set forth in Section 5 below.
     3. Position and Duties.
     3.1 Service with the Company. During the Term of this Agreement, Executive agrees to perform the duties of President and Chief Executive Officer of the Company and such other duties as the Board may from time to time prescribe that are consistent with the duties of a President and Chief Executive Officer of a company of the size and nature of the Company.
     3.2 No Conflicting Duties. Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the Term of this Agreement, he will not render or perform services, or enter into any contract to do so, for any other corporation, firm, entity or person that are inconsistent with the provisions of this Agreement or Executive’s fiduciary obligations to the Company. Except as otherwise provided herein, Executive shall not serve as a director of any other corporation

(except nonprofit organizations to the extent such service does not materially affect Executive’s performance of his duties for the Company) without the prior approval of the Board of Directors.
     4. Compensation and Benefits.
          4.1 Base Salary. (a) As compensation for all services to be rendered by Executive under this Agreement, beginning January 1, 2008 the Company shall pay to Executive during the Term an annual base salary of $275,000 (the “Base Salary”). Subject to Section 4.1(b), the Base Salary shall be reviewed at least annually and changed at the discretion of the Board (or its Compensation Committee), provided, however, that the Base Salary may not be decreased without the written consent of the Executive. The Company shall pay the Base Salary to Executive in accordance with the Company’s normal payroll procedures and policies.
     (b) If Executive’s Base Salary is increased at any time, it shall not thereafter be decreased during the Term of this Agreement, unless such decrease is the result of a general reduction (on the same percentage basis) affecting the base salaries of all other executive officers of the Company and such decrease does not result in a Base Salary of less than the Base Salary set forth in Section 4.1 above.
          4.2 Annual Bonus. With respect to each full fiscal year until the Termination Date, Executive shall be eligible to receive bonus awards aggregating up to 50% of Base Salary annually, payable periodically based on the achievement of pre-determined milestones established from time to time by the Board (or its Compensation Committee) pursuant to the Company’s Bonus Plan (as adopted by the Board on October 18, 2007 and as such plan may be amended from time to time by the Board, in its sole discretion).
          4.3 Stock Options. (a) The Company has previously granted to Executive various stock options to purchase shares of the Company’s common stock (the “Shares”), pursuant to the Company’s 2000 Stock Plan and/or the 2007 Performance Incentive Plan (the “Plans”). As a result of the foregoing grants, the options currently held by Executive are as follows:

Grant	Tax	No. of	Exercise	% Vested as of
Date	Character	Shares	Price	12/31/07
08/22/05	ISO	24,000	$15.00	58%
12/14/05	ISO	4,000	$20.00	50%
12/12/06	ISO	30,333	$15.00	25%
07/31/07	ISO	41,666	$5.00	0%
09/07/07	ISO	16,667	$4.05	100%
12/18/07	ISO	225,000	$2.10	0%
          4.4 Participation in Benefit Plans. Executive shall be included to the extent eligible thereunder in any and all plans of the Company providing general benefits for the Company’s executive employees, including, without limitation, medical, dental, vision, short and long term disability insurance, life insurance, 401(k) plan, sick days, vacation, and holidays, to the extent the Company makes such plans or benefits available to its executive employees generally. Executive’s participation in any such plan or program shall be subject to the provisions, rules, and regulations applicable thereto. In addition, during the Term of this Agreement, Executive shall be eligible to participate in all non-qualified deferred compensation and similar compensation, incentive, bonus, profit sharing and stock plans offered, sponsored or established by Company on substantially the same or a more favorable basis as any other employee of Company.
          4.5 Business Expenses. In accordance with the Company’s policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate supporting documentation. During the Term of this Agreement, the Company shall at its expense provide Executive with reasonable office space and furnishings (including without limitation desk and lap top computers) at the Company’s principal executive offices, and a cell telephone.
          4.6 Key Man Life Insurance. During the Term of this Agreement, the Company shall have the option of purchasing and paying the premiums for a “Key Man” life insurance policy relating to Executive in a coverage amount determined by the Company, and the Company shall be named as the beneficiary of such policy.
     5. Termination.
          5.1 Disability. At the Company’s election, Executive’s employment and this Agreement shall terminate upon Executive’s becoming totally or permanently disabled for a period of ninety (90) days or more in any twelve (12) month period. For purposes of this Agreement, the term “totally or permanently disabled” or “total or permanent disability” means Executive’s inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement and Executive is qualified and eligible to receive disability benefits under the disability policies maintained by the Company for Executive.
          5.2 Death of Executive. Executive’s employment and this Agreement shall terminate immediately upon the death of Executive.
          5.3 Termination for Cause. The Company may terminate Executive’s employment and this Agreement at any time for “Cause” (as hereinafter defined) immediately upon written notice to Executive. As used herein, the term “Cause” shall mean that Executive shall have: (i) been convicted of a felony; or (ii) committed an act of fraud, embezzlement, or breach of trust; or (iii) committed an act of willful misconduct or gross negligence resulting in a material loss to the Company; or (iv) materially violated any material written Company policy or rules of the Company, unless cured by Executive within 30 days following written notice thereof to Executive; or (v) refused to follow the reasonable written directions given by the Board or its designee or materially breached any covenant or obligation under this Agreement or other agreement with the Company, unless cured by Executive within 30 days following written notice thereof to Executive.

          5.4 Resignation. Executive’s employment and this Agreement shall terminate on the earlier of the date that is one (1) month following the written submission of Executive’s resignation to the Company or the date such resignation is accepted by the Company.
          5.5 Termination Without Cause. The Company may terminate Executive’s employment and this Agreement without cause upon written notice to Executive. Termination “without cause” shall mean termination of employment on any basis (including no reason or no cause) other than termination of Executive’s employment hereunder pursuant to Sections 5.1, 5.2, 5.3, or 5.4.
          5.6 Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all credit cards, computer equipment, cellular telephone, records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, that are the property of the Company and that relate in any way to the business, strategies, products, practices, processes, policies or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents that in whole or in part contain any trade secrets or confidential information of the Company that in any of these cases are in his possession or under his control, and Executive shall also remove all such information from any personal computers that he owns or controls.
     6. Compensation Upon the Termination of Executive’s Employment.
          6.1 In the event that Executive’s employment and this Agreement are terminated pursuant to Section 5.1 (Disability), 5.3 (Cause), or 5.4 (Resignation), then Executive shall be entitled to receive Executive’s then current Base Salary through the date his employment is terminated, and such other amounts that accrued prior to the termination date and are required to be paid to him pursuant to any employee benefit plan in accordance with such plan and/or by law, but no other compensation of any kind or amount.
          6.2 In the event Executive’s employment and this Agreement are terminated pursuant to Section 5.2 (Death), Executive’s beneficiary or a beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive’s estate, shall be entitled to receive Executive’s then current Base Salary through the end of the month in which his death occurs, and such other amounts that accrued prior to the termination date and are required to be paid to him pursuant to any employee benefit plan in accordance with such plan and/or by law, but no other compensation of any kind or amount.
          6.3 Unless Section 7 applies, in the event Executive’s employment and this Agreement are terminated by the Company pursuant to Section 5.5 (Without Cause) or by Executive for “Good Reason” (as defined below), (A) the Company shall pay to Executive, as a severance allowance, his then current monthly Base Salary for the twelve (12) month period following the date of termination, payable in the Company’s discretion either on the Company’s regular paydays throughout that 12-month period or in a one time lump sum amount, and such other salary that accrued prior to the termination date and amounts required to be paid to him pursuant to any employee benefit plan in accordance with such plan and/or by law; (B) the Company shall pay on Executive’s behalf for a period of twelve (12) months all premiums for medical, dental and vision insurance coverage that were in place at the time of termination of Executive’s employment; and (C) Executive shall receive accelerated vesting for twelve (12) months from the date of Executive’s termination for all stock options granted by the Company to Executive before or after the Commencement Date, and extension of the option exercise period for an additional twelve (12) months beyond the period set forth in the governing option documents for such exercise, provided, however, that the period for exercise of such stock options shall not be extended beyond the date on which they would have terminated had Executive continued to be employed by the Company; but no other compensation or benefits of any kind. Executive shall be entitled to receive these benefits and payments only if he complies with his continuing obligations to the Company as set forth in this Agreement, provided, however, that the Company shall not deny any such benefits unless it has provided written notice to Executive of any claimed breach of such continuing obligations, and Executive has failed to cure each such breach within fifteen days after receipt of such written notice of breach; and the exercise period of any such options shall be tolled during such fifteen (15) day period or any longer period required to resolve any disputed claim of breach of such continuing obligations, provided, that such stock options shall not be extended beyond the date on which they would have terminated had Executive continued to be employed by the Company.
          6.4 The provisions of this Section 6 shall not affect Executive’s participation in or terminating distributions and vested rights under, any pension, profit sharing, insurance or other employee benefit plan of the Company to which Executive is entitled pursuant to the terms of such plans.
     7. Change in Control. In the event a Change in Control (as defined below) occurs and, in the twelve month period preceding or following the Change in Control, Executive’s employment and this Agreement are terminated by the Company or its successor, assigns or transferee pursuant to Section 5.5 (Without Cause) or by Executive for “Good Reason” (as defined below), then the Company shall, within thirty (30) days after occurrence of the last of these conditions (the “Trigger Date”), pay Executive a lump sum amount equal to one-hundred percent (100%) of Executive’s then current annual Base Salary (less applicable withholdings) and pay on Executive’s behalf for a period of twelve months following such termination all premiums for medical, dental and vision insurance coverage that were in place at the time of termination of Executive’s employment. In addition, one hundred percent (100%) of Executive’s unvested options (whether granted before or after the Commencement Date) as of the Trigger Date, shall automatically vest as of the Trigger Date and the exercise period for all such stock options shall be extended an additional twelve (12) months (but in any case not beyond the date on which they would have terminated had Executive continued to be employed by the Company).
          7.1 Definition of Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if, at any time during the Term, any of the following events occurs:
               7.1.1 if the Company does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

                    7.1.1.1 any person, as that term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act, becomes a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding Voting Stock, as defined below, provided, however, that for purposes of this paragraph, the term “person” shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (B) a person who beneficially owns 25% or more of the Company’s outstanding Voting Stock on the Effective Date, or (C) any person who becomes such a beneficial owner in connection with a bona fide financing transaction.
                    7.1.1.2 the Company is merged, consolidated or reorganized into or with another corporation or other legal person (an “Acquiring Person”) or securities of the Company are exchanged for securities of an Acquiring Person, and as a result of such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then outstanding securities of the Acquiring Person immediately after such transaction is held, directly or indirectly, in the aggregate by the holders of securities entitled to vote generally in the election of directors (“Voting Stock”) of the Company immediately prior to such transaction;
                    7.1.1.3 the Company, in any transaction or series of related transactions, sells or otherwise transfers, directly or indirectly, all or substantially all of its assets, on a consolidated basis, to an Acquiring Person, and less than a majority of the combined voting power of the then outstanding securities of the Acquiring Person immediately after such sale or transfer is held, directly or indirectly, in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer; or
                    7.1.1.4 during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each director of the Company first elected during such period was approved by at least a majority vote of the directors of the Company then still in office who were directors of the Company at the beginning of any such period;
               or
               7.1.2 if the Company has a class of securities registered under Section 12 of the Exchange Act:
                    7.1.2.1 any person, as that term is used in Section 13(d) and Section 14(d)(2) of the Exchange Act, becomes, is discovered to be, or files a report on Schedule 13D or 14D-1 (or any successor schedule, form or report) disclosing that such person is, a beneficial owner (as defined in Rule 13d-3 under the Exchange Act or any successor rule or regulation), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding Voting Stock, provided, however, that for purposes of this paragraph, the term “person” shall exclude (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (B) a person who becomes such a beneficial owner in connection with the Company’s initial public offering of common stock or (C) any person who was a shareholder of the Company immediately prior to the Company’s initial public offering of common stock; or
                    7.1.2.2 any of the events described in Sections 7.1.1.2, 7.1.1.3 or 7.1.1.4 (the latter being modified to refer to such a change of a majority of the Board of Directors during any one year period).
Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
          7.2 Definition of Good Reason. As used in this Agreement, “Good Reason” means any of the following: (i) a material reduction in Executive’s title, status, authority, or responsibility at the Company, provided that a reduction of Executive to the title, authority and responsibilities of Chief Operating Officer or any other “C level” office relating to a principal business function or unit shall not of itself constitute Good Reason; or (ii) a material reduction in the salary or other benefits in effect for the Executive, provided comparable reductions have not been made in the salary or other benefits of the other members of senior management of the Company; or (iii) except with Executive’s prior written consent, relocation of Executive’s principal place of employment to a location more than 25 miles from the Company’s executive offices in Tucson, Arizona; or (iv) ) any breach by the Company of its material obligations under this Agreement unless such breach is cured within 30 days after written notice of breach from Executive.
     8. Release. As a condition precedent to the Company’s obligation to provide Executive with the amounts set forth in Section 6.3 or Section 7, Executive must first execute and deliver to the Company a mutual legal release in the form attached hereto as Exhibit A, with such changes as the Company deems necessary in order to maintain the breadth of such release in the event of changes in applicable laws, rules or regulations, it being the intent of the parties that the release be as broad as possible.
     9. Ventures. If, during the Term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program, or venture involving the Company and a third party or parties, all rights in the project, program, or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as approved in writing by the Board, Executive shall not be entitled to any interest in such project, program, or venture or to any commission, finder’s fee, or other compensation in connection therewith other than the Base Salary to be paid to Executive as provided in this Agreement.
     10. Restrictions.

          10.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
               10.1.1 “Trade Secrets” means information that is not generally known about the Company or its business, including without limitation about its products, recipes, projects, designs, developmental or experimental work, computer programs, data bases, know-how, processes, business partners, manufacturers, customers, suppliers, business plans, marketing plans and strategies, financial or personnel information, and information obtained from third parties under confidentiality agreements. “Trade Secrets” also means formulas, patterns, compilations, programs, devices, methods, techniques, or processes that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In particular, the parties agree and acknowledge that the following list, which is not exhaustive and is to be broadly construed, enumerates some of the Company’s Trade Secrets, the disclosure of which would be wrongful and would cause irreparable injury to the Company: (i) pharmaceutical manufacturing; (ii) formulation technology; (iii) pricing information; (iv) product development, marketing, sales, customer, manufacturer and supplier information related to any Company product or service available commercially or in any stage of development during Executive’s employment with the Company; and (v) Company marketing and business strategies, ideas, and concepts. Executive acknowledges that the Company’s Trade Secrets were and are designed and developed by the Company at great expense and over lengthy periods of time, are secret, confidential, and unique, and constitute the exclusive property of the Company.
               10.1.2 “Restricted Field” means the business of developing, manufacturing, licensing and selling (i) treatment of vascular thrombosis comprising thrombolytic drugs with or without bubbles and ultrasound, and (ii) oxygen delivery with bubbles or fluorocarbon emulsions.
               10.1.3 “Non-Competition Period” means a period of 12 months after the termination of Executive’s employment with the Company unless a court of competent jurisdiction determines that that Period is unenforceable under applicable law because it is too long, in which case the Non-Competition Period shall be for the longest of the following periods that the court determines is reasonable under the circumstances: 11 months, 10 months, 9 months, 8 months, 7 months, or 6 months after the termination of Executive’s employment with the Company.
               10.1.4 “Business Territory” means the entire United States, unless a court of competent jurisdiction determines that that geographic scope is unenforceable under applicable law because it is too broad, in which case the Business Territory shall be amended by eliminating geographical areas and states from the following list until the Business Territory is determined to be reasonable: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode

Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, Washington, District of Columbia, West Virginia, Wisconsin, Wyoming, Pima County, Arizona, Maricopa County, Arizona, Tucson, Arizona, Phoenix, Arizona. The parties acknowledge and agree that if any of the geographic areas or States listed above are required by law to be eliminated, it would be fair and appropriate to do so in the inverse order of the volume of revenue received or projected to be received by the Company from such area or State at the time of determination.
               10.1.5 “Non-Solicitation Period” means a period of 12 months after the termination of Executive’s employment with the Company.
          10.2 Non-Disclosure Obligations. Executive shall not at any time during the period specified in Section 4.A. of the Invention and Confidential Information Agreement attached hereto as Exhibit B, without the express written consent of a superior officer or the Board of the Company, publish, disclose, or divulge to any person, firm or corporation, or use directly or indirectly for the Executive’s own benefit or for the benefit of any person, firm, corporation or entity other than the Company, any Trade Secrets of the Company.
          10.3 Non-Competition Obligations. Executive acknowledges the substantial amount of time, money, and effort that the Company has spent and will spend in developing its products and other strategically important information (including Trade Secrets), and agrees that during Executive’s employment with the Company hereunder and during the Non-Competition Period, Executive will not, alone or with others, directly or indirectly, as an employee, agent, consultant, advisor, owner, manager, lender, officer, director, employee, partner, stockholder, or otherwise, engage in any Restricted Field activities in the Business Territory, nor have any such relationship with any person or entity that engages in Restricted Field activities in the Business Territory; provided, however, that nothing in this Agreement will prohibit Executive from owning a passive investment of less than one percent of the outstanding equity securities of any company listed on any national securities exchange or traded actively in any national over-the-counter market so long as Executive has no other relationship with such company in violation of this Agreement. The Non-Competition Period set forth in this Section 10.3 shall be tolled during any period in which the Executive is in breach of the restriction set forth in this Section 10.3.
          10.4 Agreement Not to Solicit Customers. Executive agrees that during Executive’s employment with the Company hereunder and during the Non-Solicitation Period, Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any business that engages in Restricted Field activities in the Business Territory (i) any person or entity whose account with the Company was sold or serviced by or under the supervision of Executive during the twelve (12) months preceding the termination of such employment, or (ii) any person or entity whose account with the Company has been directly solicited at least twice by the Company within the year preceding the termination of Executive’s employment (the “Customers”). The Non-Solicitation Period set forth in this Section 10.4 shall be tolled during any period in which the Executive is in breach of the restriction set forth in this Section 10.4.
          10.5 Agreement Not to Solicit Employees. Executive agrees that during Executive’s employment with the Company hereunder and during the Non-Solicitation Period,

Executive will not, either directly or indirectly, on Executive’s own behalf or in the service or on the behalf of others solicit, divert, or hire away, or attempt to solicit, divert, or hire away any person then employed by the Company, nor encourage anyone to leave the Company’s employ. The Non-Solicitation Period set forth in this Section 10.5 shall be tolled during any period in which the Executive is in breach of the restriction set forth in this Section 10.5.
          10.6 Defamatory Statements. Executive agrees that during Executive’s employment with the Company hereunder and thereafter, he will not, either directly or indirectly, defame the reputation, character, or image of the Company or its products, services, employees, directors, or officers.
          10.7 Reasonableness. Executive and the Company agree that the covenants set forth in this Agreement are appropriate and reasonable when considered in light of the nature and extent of the Company’s business. Executive further acknowledges and agrees that: (i) the Company has a legitimate interest in protecting the Company’s business activities and its current, pending, and potential Trade Secrets; (ii) the covenants set forth herein are not oppressive to Executive and contain reasonable limitations as to time, scope, geographical area, and activity; (iii) the covenants do not harm in any manner whatsoever the public interest; (iv) Executive’s chosen profession, trade, or business is in manufacturing, developing, and marketing pharmaceutical drugs, products and devices (the “Profession”); (v) the Restricted Field is only a very small or limited part of the Profession, and Executive can work in many different jobs in Executive’s Profession besides those in the Restricted Field; (vi) the covenants set forth herein do not completely restrain Executive from working in Executive’s Profession, and Executive can earn a livelihood in Executive’s Profession without violating any of the covenants set forth herein; (vii) Executive has received and will receive substantial consideration for agreeing to such covenants, including without limitation the consideration to be received by Executive under this Agreement; (viii) if Executive were to work for a competing company that engages in activities in the Restricted Field, there would be a substantial risk that Executive would inevitably disclose Trade Secrets to that company; (ix) the Company competes with other companies that engage in Restricted Field activities in the Business Territory, and if Executive were to engage in prohibited activities in the Restricted Field within the Business Territory, it would harm the Company; (x) the Company expends considerable resources on hiring, training, and retaining its employees and if Executive were to engage in prohibited activities during the Non-Solicitation Period, it would harm the Company; and (xi) the Company expends considerable resources acquiring, servicing, and retaining its Customers and if Executive were to engage in prohibited activities during the Non-Solicitation Period, it would harm the Company.
     11. Other Agreements. Executive reaffirms Executive’s obligations set forth in the Employee Agreement Concerning Invention Assignment Non-Disclosure and Non-Competition attached hereto as Exhibit B, which Executive has previously executed and delivered; provided, that in the event of any inconsistency between Exhibit B and the terms of Section 10 above, the terms of Section 10 shall be controlling. Executive further acknowledges and agrees that he will comply with all other Company policies and procedures. The terms of any Indemnity Agreement between the Executive and Company will also continue in full force and effect.

     12. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, (ii) to which the Company may sell or transfer all or substantially all of its assets or (iii) of which at least a majority of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Upon such assignment by the Company, the Company shall exercise commercially reasonable efforts to obtain the assignees’ written agreement enforceable by Executive to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company.
     13. Other Provisions.
          13.1 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Arizona without reference to conflicts of law provisions thereof.
          13.2 Injunctive Relief. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.
          13.3 Prior Agreements. This Agreement and its exhibits contain the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement which are not set forth herein.
          13.4 Withholding Taxes and Right of Offset. The Company may withhold from all payments and benefits under this Agreement all federal, state, city, or other taxes as shall be required pursuant to any law or governmental regulation or ruling. Executive agrees that the Company may offset any payments owed to Executive pursuant to this Agreement by any amounts owed by Executive to the Company.
          13.5 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by Executive and the Company.
          13.6 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          13.7 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.
          13.8 Indemnification. Executive shall be entitled as an officer and director to be indemnified by the Company under the Organizational Documents, as set forth therein, and to receive the benefits, if any, of any director and officer liability insurance obtained by the Company in its discretion from time to time, subject to the terms, provisions and conditions of any such insurance.
          13.9 Headings. The headings in this Agreement are included solely for reference purposes and shall not be considered in the interpretation or construction of this Agreement.
          13.10 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be delivered personally, by overnight courier or similar means, by United States certified or registered mail, return receipt requested, postage prepaid, or sent by facsimile transmission with written confirmation of receipt, at the addresses specified below or such other addresses as the parties may designate by like notice. Any such notice shall be effective upon receipt if delivered personally, by overnight courier or by United States certified or registered mail, or on the next business day following transmittal if sent by facsimile transmission.

If to the Company:	ImaRx Therapeutics, Inc. 1635 East 18th Street Tucson, AZ 85719 Attn: Chairman of the Board Telephone: 520-770-1259 Facsimile: 520-791-2437

copy to:	DLA Piper 701 Fifth Ave., Suite 7000 Seattle, Washington 98104 Attn: John M. Steel, Esq. Telephone: (206) 839-4800 Facsimile: (206) 839-4801

If to Executive:	Bradford A. Zakes 1220 W. Saddlehorn Dr. Oro Valley, AZ 85704 Telephone 520-975-5024
          13.11 No Mitigation Obligation. It will be difficult, and may be impossible, for Executive to find reasonably comparable employment following the termination of Executive’s employment with the Company, and the noncompetition covenant contained in Section 10 hereof will further limit the employment opportunities for Executive. Accordingly, the parties hereto expressly agree that the payments provided for in Section 6.3 and Section 7 by the Company to Executive will be liquidated damages, and that Executive shall not be required to seek other employment, or otherwise, to mitigate any payment provided for hereunder.
          13.12 Remedies Cumulative. Remedies under this Agreement of either party hereto are in addition to any remedy or remedies to which such party is entitled or may become entitled at law or in equity.
          13.13 Attorneys’ Fees. In the event suit is brought to enforce the terms of this Agreement or to collect any moneys due hereunder, or to collect money damages for breach hereof, the prevailing party shall be entitled to recover, in addition to any other remedy, reimbursement for reasonable attorneys’ fees, court costs, costs of investigation and other related expenses incurred in connection therewith.
          13.14 Counterparts. This Agreement may be executed in any number of counterparts, all such counterparts shall be deemed to constitute one and the same instrument, and each of said counterparts shall be deemed an original hereof.
          13.15 Survivability. Sections 4.3, 6, 7, 8, 10 and 13 of this Agreement shall survive the termination of this Agreement and the termination of Executive’s employment with the Company.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

“Company”: ImaRx Therapeutics, Inc.
	By:	/s/ Richard L. Love
	Name:	Richard L. Love
	Title:	Chairman of the Board

"Executive":	/s/ Bradford A. Zakes
Bradford A. Zakes

Exhibit A
Form of Release
[Needs to be attached]

Exhibit B
Employee Agreement Concerning Invention Assignment
Non-Disclosure and Non-Competition
[Needs to be attached]